Peraso Inc. 2309 Bering Drive San Jose, CA 95131

Exhibit 10.2

April 15, 2022

James Sullivan

Re: Second Amendment to Offer of Employment dated December 21, 2007

Dear Jim:

This letter (this “Amendment”) further amends certain terms of your offer of employment, dated as of December 21, 2007 (as amended, the “Offer Letter”), with MoSys, Inc. (now known as Peraso Inc., the “Company”).  This Amendment is intended to be a binding agreement, and if the terms contained in this Amendment are acceptable to you, please acknowledge your acceptance by signing in the signature block below. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Company’s Amended and Restated Executive Change-In-Control and Severance Policy adopted as of April 15, 2022 (the “Change-In-Control and Severance Policy”).

1.

Position; Responsibilities.  You will continue serving as the Chief Financial Officer of the Company (“CFO”), and you will report directly to the Chief Executive Officer of the Company (“CEO”). As CFO, you will have the duties and responsibilities consistent with such position, including such other duties and responsibilities as may be assigned to you from time to time by the Company.

2.

Base Salary.  Effective retroactively as of December 17, 2021, your annual base salary will be $305,000, less applicable withholdings and deductions (“Base Salary”), payable in accordance with the Company’s normal payroll procedures.

3.

Bonus.  You will be eligible to receive an annual target incentive bonus of up to 60% of your Base Salary (“Target Bonus”), based upon the achievement of certain goals and performance criteria determined by the CEO and the Compensation Committee of the Company’s board of directors (the “Board”).

4.

Equity Award.  You will be eligible to receive equity awards pursuant to the Peraso Inc. Amended and Restated 2019 Stock Incentive Plan. The type and amount of an equity award will be (i) determined by the Compensation Committee of the Board and (ii) commensurate with awards granted to other executives of the Company.

5.

Severance.  You will remain eligible to receive the benefits that may be payable or offered pursuant to the Change-In-Control and Severance Policy. In addition, if you experience a Constructive Termination not in Connection with a Change-in-Control, then, subject to Section 6 below, you will be entitled to receive the following severance benefits from the Company:

a.	a single lump sum severance payment equal to one year of your then-current Base Salary, payable to you within 60 days following the termination of your employment;
b.

reimbursement of the full premium amount (less withholding taxes) charged under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for continuation of the group health insurance in effect for you and your participating dependents, for a period of 12 months following the termination of your employment, subject to earlier termination of reimbursement as of the effective date you receive coverage under a group health insurance plan of another employer;

c.

payment of any Target Bonus earned but unpaid for the fiscal year preceding that in which, and the fiscal year in which (pro-rated until the date of termination of your employment), your employment was terminated; and

Peraso Inc. 2309 Bering Drive San Jose, CA 95131

d.

all of your then unvested outstanding equity awards of the Company will, as of the date of termination of your employment, immediately vest, become exercisable and remain exercisable and until the later of 24 months following the termination of your employment and the expiration of the equity award’s initial term.

6.

Release of Claims.  Your right to receive any severance benefits pursuant to Section 5 above if you experience a Constructive Termination not in Connection with a Change-in-Control will be subject to your signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within 60 days of the termination of your employment or such earlier deadline required by the release. If the release does not become effective within the time period set forth above, you will forfeit all rights to receive such severance benefits.

7.

MANDATORY ARBITRATION AND WAIVER OF RIGHT TO JURY TRIAL.: You agree that any dispute arising out of or related to your employment, including termination of your employment, with the Company shall be resolved only by an arbitrator through final and binding arbitration pursuant to the then current Employment Arbitration Rules of the JAMS (Judicial Arbitration & Mediation Services) (available at www.jamsadr.com) or, at the parties’ option, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (available at www.aadr.org), and not by way of court or jury trial. Attached for your reference is a copy of the current JAMS Employment Arbitration Rules, which are also available on JAMS’ website. Please acknowledge your receipt here of the JAMS Employment Arbitration Rules: _________ (please initial).

You and the Company agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq. In the event that the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq. The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The location of the arbitration proceeding shall be in the general geographical vicinity of the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise. You and the Company agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum. If you and the Company cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of 5 neutral arbitrators provided by the applicable JAMS Rule. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs. If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. Claims may be brought before an administrative agency, but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action.

In the event of any conflicts or inconsistencies between the provisions of this Amendment and the Offer Letter, the provisions of this Amendment will control. Except as set forth in this Amendment, the remainder of the Offer Letter will remain in full force and effect.

Peraso Inc. 2309 Bering Drive San Jose, CA 95131

If you have any questions, please feel free to call me. We look forward to your favorable reply and to a continued productive working relationship.

Sincerely,

Peraso Inc.

/s/Ronald Glibbery

Name: Ronald Glibbery

Title: Chief Executive Officer

ACCEPTED AND AGREED TO

this 25th day of April, 2022.

/s/ James Sullivan

James Sullivan

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